AGREEMENT OF SALE ENTERED INTO AS OF MAY 2nd, 2003.

BETWEEN: 6092446 CANADA INC., a canadian corporation, hereinafter referred to as the

"PURCHASER"

AND: BUSINESSWAY INTERNATIONAL CORPORATION.,

a florida corporation, hereinafter referred to as the

"VENDOR"

WHEREAS the VENDOR is the beneficial owner of 100% of all issued and outstanding Common shares and of 100% of all other CLASSES of issued and outstanding shares ("SHARES") of the capital stock of 3739007 Canada Inc. ("CORPORATION"); and

WHEREAS the PURCHASER wishes to purchase and the VENDOR wishes to sell the SHARES to the PURCHASER for a consideration equal to the fair market value thereof; and

THE PARTIES AGREE AS FOLLOWS:

1. The preamble is true and correct and forms part of this agreement.

2. The VENDOR hereby sells, transfers and assigns the SHARES to the

PURCHASER under the terms and conditions hereinafter set forth.

3. The consideration for the sale of the SHARES is THREE THOUSAND DOLLARS ($3,000.00) in canadian funds.

4. The VENDOR makes and extends the following representations, warranties and covenants, all of which are essential to this agreement, and without which this agreement would not have been made:

(a) The SHARES have been validly allotted and issued by the CORPORATION and are fully-paid and non-assessable.

(b) The SHARES are the property of the VENDOR and the VENDOR has the complete and exclusive right and authority to sell, transfer, assign and deliver the SHARES to the PURCHASER, which shall acquire good, marketable and uncontestable title to the SHARES.

(c) The SHARES are free and clear of any liens, encumbrances, security interests,

pledges, charges or rights of any third parties of any nature whatsoever.

(d) There are no outstanding options, warrants, calls, commitments, conversion covenants or agreements affecting the SHARES.

5. The consideration set forth in Section 3. is intended by the parties to be the fair market value of the SHARES.

6. The PURCHASER understand and agrees that the CORPORATION is presently an operating company and is sold to the PURCHASER "AS IS".

7. This agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec.

8. The parties agree to do, sign and execute all acts, deeds, documents, instruments and corporate proceedings as may be necessary or desirable to give full force and effect to this agreement.

9. This agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives.

10. The parties acknowledge that they have required and consented that this agreement be drawn up in the English language.

Les parties reconnaissent avoir exigé que la présente convention soit rédigée en

Anglais.

AND THE PARTIES HAVE SIGNED:

6092446 CANADA INC.,

Per: /s/ S RAJESH KUMAR

Rajesh Kumar

Persident

BUSINESSWAY INTERNATIONAL CORPORATION.

Per: /s/ Fabrice Zambito

Fabrice Zambito

Chairman of the Board

Per: /s/ Faris Heddo

Faris Heddo

CEO

Per: /s/ Michele Scott

Michèle Scott

CFO